Exhibit 99.1

SEARCHLIGHT MINERALS CORPORATION ANNOUNCES OPERATIONS UPDATE FOR THE PROCESS SYSTEM TO EXTRACT GOLD AND IRON FROM ITS CLARKDALE SLAG PROJECT

HENDERSON, Nevada, February 14, 2018 -- Searchlight Minerals Corporation (OTCQB: SRCH) (“we,” “us,” “our,” or the “Company”), is pleased to provide an update on the progress that the Company has made over the last two years in connection with improving its process system (the “Process System”) to recover gold, iron and zinc oxide from the Clarkdale Slag Pile in Clarkdale, Arizona (the “Slag Project”). The Slag Project is a reclamation project to recover precious and base metals from the reprocessing of 22 million tons of slag left in place from the smelting of copper ore at the United Verde Copper Mine in Jerome, Arizona in the last century.

The Company has concluded that:

•	Induction melting is a simpler and more cost-effective way to remove the iron from the slag than the previously utilized melting technology. Induction melting heats the slag to very high temperatures which causes the iron to be become molten and sink to the bottom of the melter and be recovered as metallic iron once cooled. The resultant residual ‘glass’ containing other impurities and the gold floats to the top of the melted slag.
•	Since the iron is 33% of the Clarkdale slag and is separated and removed by induction melting, this causes the gold to be contained in a much smaller quantity of glass. This should allow an increase in throughput in a commercial scale system or conversely a reduction in the required size of a Process System to recover the same amount of gold.
•	This Process System is capable of producing high-quality (95-98.5% Fe) iron and zinc oxide as byproducts, both of which are saleable and represent two new potential revenue streams for the Company.
•	The glass containing the gold, which is produced using the Process System, has been repeatedly and consistently fire assayed after induction melting, which the Company had not previously been able to do.
•	In optimizing the Process System, the Company has discovered that the grind size of the glass has a dramatic effect on how much gold is ultimately recovered.
•	The revisions to the Process System now make it possible to produce gold, iron and zinc oxide from the Slag Pile without grinding the raw slag with a High-Pressure Grinder Roller (“HPGR”) or the use of an autoclave. This is achieved by fine-grinding the glass produced from the slag and leaching it in ambient conditions. Removing the need for an autoclave and the HPGR from the Process System reduces the gold produced from 0.45 ounces per ton to approximately 0.25 ounces per ton, the anticipated associated cost savings are believed to result in equivalent economics. Additionally, it is believed that as optimization testing moves forward that the recovered gold grade may increase.

The Company’s CEO Martin Oring said:

“To get to this point in process optimization has required thousands of man hours, hundreds of bench scale tests and several thousand analyses.

“While the previously tested method of recovering gold at 0.45 ounces per ton utilizing an autoclave with material which was first crushed by a HPGR remains valid, these two additional methods provide new, less capital-intensive avenues for the Company to explore.

“As part of the new process technique, we also produce a high-quality pig iron, which currently brings a premium price in the domestic market. Also produced as a byproduct of the new process technique is zinc oxide which is a saleable product to the domestic fertilizer and other markets. These two byproducts are expected to produce a net profit greater than just the profit from the production of gold.”

Mr. Oring continued, “We are very encouraged by the production of high-quality iron and zinc oxide from the Process System. This creates a three-stream revenue opportunity for the Company. With the current uplift in commodity prices, we believe the Company can generate positive returns on just the high-quality iron and zinc oxide. At that point, the revenue recognition from the gold, is likely to expand our margins once the Company is in production.

“The Company plans to put out press releases to keep investors informed on further developments at Searchlight and plans to share the results of additional test runs of the ambient leach method of gold production in the near future. Once those tests are completed, Searchlight plans to conduct a Preliminary Economic Assessment (PEA) to determine whether the ambient leach or the pressure leaching in an autoclave is the most economic method to produce gold and other metals from the Clarkdale Slag Pile. If the PEA validates our assumptions thus far, the company may move to finance and build a small iron and zinc oxide facility at Clarkdale and produce gold in the existing small ambient leach facility which is already in place with practically no additional cost at this scale.”

About Searchlight Minerals Corp.

Searchlight Minerals Corp. is an exploration stage company engaged in the acquisition and exploration of mineral properties and slag reprocessing projects. The Company holds interests in the Clarkdale Slag Project, a mineral project located in Clarkdale, Arizona, which is a reclamation project to recover precious and base metals from the reprocessing of slag produced from the smelting of copper ore mined at the United Verde Copper Mine in Jerome, Arizona.

Searchlight Minerals Corp. is headquartered in Henderson, Nevada, and its common stock is listed on the OTC Bulletin Board under the symbol “SRCH.” Additional information is available on the Company's website at www.searchlightminerals.com which is currently being updated, and in the Company’s filings with the U.S. Securities and Exchange Commission.

Forward-Looking Statements

This Press Release may contain, in addition to historical information, forward-looking statements. Statements in this Press Release that are forward-looking statements are subject to various risks and uncertainties concerning the specific factors disclosed under the heading “Risk Factors” in the Company’s periodic filings with the Commission. When used in this Press Release in discussing the recent developments on the Company’s mineral projects, including, without limitation, the resolution of certain issues relating to the operation of production modules, the words such as “believe,” “could,” “may,” “expect” and similar expressions are forward-looking statements. The risk factors that could cause actual results to differ from these forward-looking statements include, but are not restricted to technical issues with the mineral projects that may affect production modules and primary process components, challenges in moving from pilot plant scale to production scale, the risk that actual recoveries of base and precious metals or other minerals re-processed from the slag material at the Clarkdale site will not be economically feasible, uncertainty of estimates of mineralized material, operational risk, the Company’s limited operating history, uncertainties about the availability of additional financing, geological or mechanical difficulties affecting the Company’s planned mineral recovery programs, the risk that actual capital costs, operating costs and economic returns may differ significantly from the Company’s estimates and uncertainty whether the results from the Company’s feasibility studies are sufficiently positive for the Company to proceed with the construction of its processing facility, operational risk, the impact of governmental and environmental regulation, financial risk, currency risk volatility in the prices of precious metals and other statements that are not historical facts as disclosed under the heading “Risk Factors” in the Company’s periodic filings with securities regulators in the United States. Consequently, risk factors including, but not limited to the aforementioned, may result in significant delays to the projected or anticipated production target dates.